EXHIBIT A
FORM OF SUBORDINATED NOTE
PARK STERLING BANK
11% Subordinated Note due June 30, 2019
THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”) OR ANY OTHER GOVERNMENT AGENCY OR FUND.
PURSUANT TO THE PROVISIONS OF SECTION 4 SET FORTH BELOW, THIS OBLIGATION IS SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE OBLIGATIONS OF PARK STERLING BANK (THE “ISSUER”) TO ITS DEPOSITORS AND TO THE ISSUER’S OTHER OBLIGATIONS TO ITS GENERAL AND SECURED CREDITORS, IS UNSECURED AND IS INELIGIBLE AS COLLATERAL FOR A LOAN BY THE ISSUER.
THE ISSUER MAY NOT RETIRE ANY PART OF THIS OBLIGATION WITHOUT THE PRIOR WRITTEN CONSENT OF THE FDIC AND THE NORTH CAROLINA COMMISSIONER OF BANKS.
THIS 11% SUBORDINATED NOTE DUE JUNE 30, 2019 (THIS “NOTE”) IS REGISTERED IN THE NAME OF THE HOLDER IDENTIFIED BELOW. UNLESS THIS CERTIFICATE IS PRESENTED BY THE REGISTERED HOLDER HEREOF TO FIRST-CITIZENS BANK & TRUST COMPANY, AS NOTES AGENT, OR ANY DULY APPOINTED SUCCESSOR NOTES AGENT (THE “NOTES AGENT”), FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE REGISTERED HOLDER HEREOF OR IN SUCH OTHER NAME AS IS REQUESTED IN WRITING BY SUCH HOLDER (AND ANY PAYMENT IS MADE TO SUCH HOLDER OR TO SUCH OTHER ENTITY AS IS REQUESTED IN WRITING BY SUCH HOLDER), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.
ANY INSURED DEPOSITORY INSTITUTION WHICH SHALL BE A NOTEHOLDER OR WHICH OTHERWISE SHALL HAVE ANY BENEFICIAL INTEREST IN THIS NOTE SHALL BY ITS ACCEPTANCE HEREOF BE DEEMED TO HAVE WAIVED ANY RIGHT OF OFFSET WITH RESPECT TO THE INDEBTEDNESS EVIDENCED HEREBY.

Certificate No.	Principal Amount: $

Registered Holder:	CUSIP: 70086W CT4

PARK STERLING BANK
11% Subordinated Note due June 30, 2019
     1. Payment.
     (a) PARK STERLING BANK, a North Carolina state-chartered bank (the “Issuer”), for value received, hereby promises to pay to the registered holder hereof identified on the face of this Note, or its registered assigns, the principal set forth on the face of this Note on June 30, 2019 (the “Maturity Date”) and to pay interest thereon at the rate of 11% per annum (computed on the basis of a 360-day year of twelve
30-day months) from June 30, 2009, or from the most recent Interest Payment Date to which interest has been paid or duly provided, on March 31, June 30, September 30 and December 31 of each year (each, an “Interest Payment Date”), commencing September 30, 2009, until the principal hereof is paid or made available for payment.
     (b) Any payment of principal of or interest on this Note that would otherwise become due and payable on a day which is not a Business Day shall become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest, and no interest shall accrue in respect of such payment for the period after such day. The term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banks in the City of New York, New York or the State of North Carolina are generally authorized or required by law or executive order to be closed.
     (c) Unless the certificate of authentication hereon has been executed by the Notes Agent by the manual signature of one of its authorized signatories, this Note shall not be valid or obligatory for any purpose.
     2. Notes, Noteholders, Notes Agency Agreement. This Note is one of a duly authorized issue of notes of the Issuer designated as 11% Subordinated Notes due June 30,2019 (herein called the “Notes”), initially limited in aggregate principal amount to $_________. The Issuer, for the benefit of the holders from time to time of the Notes (collectively, the “Noteholders”), has entered into a Notes Agency Agreement, dated as of June 29, 2009 (as the same may be amended, supplemented or otherwise modified from time to time, the “Notes Agency Agreement”), between the Issuer and the Notes Agent. Reference is hereby made to the Notes Agency Agreement (copies of which are on file and available for inspection during normal business hours at the offices of the Notes Agent at 4300 Six Forks Road, Raleigh, North Carolina 27609 Attention: Shareholder Services, or at such other place or places as the Notes Agent shall designate by notice to the holder in whose name this Note is registered on the Security Register (as defined in Section 11 of this Note)), for a statement of the further rights of the Noteholders and the further rights, limitations of rights, duties and indemnities thereunder of the Issuer and the Notes Agent and of the terms upon which the Notes are, and are to be, authenticated and delivered.
     3. Optional Redemption. Beginning on June 30, 2014, the Issuer may, at its option and subject to obtaining prior approval of the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the “Commissioner”), redeem some or all of the Notes on any Interest Payment Date at a redemption price of 100% of the principal amount of the redeemed Notes, plus any accrued but unpaid interest.

     The Issuer will notify the registered holders of the Notes to be redeemed at least 30 but not more than 60 days before the Issuer redeems the Notes. If the Issuer redeems only some of the Notes, the Notes Agent will select the Notes to be redeemed on principal amounts of $10,000 or any amount in excess thereof which is an integral multiple of $1,000 by lot, pro rata or by another method the Notes Agent considers fair and appropriate. All Notes that remain outstanding after any partial redemption must have a principal amount of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.
     Notes which have been called for redemption and with respect to which monies sufficient to pay the principal thereof and interest thereon have been made available to the Notes Agent shall cease to be outstanding from and after the redemption date.
     4. Subordination. The indebtedness of the Issuer evidenced by the Notes, including the principal and interest on this Note, shall be subordinate and junior in right of payment to the Issuer’s obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors, including its obligations to any Federal Reserve Bank, the FDIC and any rights acquired by the FDIC as a result of loans made by the FDIC to the Issuer or the purchase or guarantee of any of its assets by the FDIC, pursuant to the provisions of 12 U.S.C. 1823(c), (d) or (e) whether now outstanding or hereafter incurred (except any other obligations which rank on a parity with or subordinate to the Notes). In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Issuer, whether voluntary or involuntary, all obligations of the Issuer (except any other obligations which rank on a parity with or subordinate to the Notes) shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the Notes, including this Note. In the event of any such proceeding, after payment in full of all sums owing with respect to such prior obligations, the Noteholders, together with the holders of any obligations of the Issuer ranking on a parity with the Notes, shall be entitled to be paid from the remaining assets of the Issuer the unpaid principal thereof, and the unpaid interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Issuer ranking junior to the Notes.
     Nothing herein shall impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note in accordance with its terms.
     5. Consolidation, Merger and Sale of Assets. The Issuer shall not consolidate with, convert into or merge into another entity or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:
     (a) the continuing entity formed by such consolidation or into which the Issuer is merged or converted or the person which acquires by conveyance or transfer or which leases the properties and assets of the Issuer substantially as an entirety shall be a corporation, association or general partnership or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly shall assume, by a supplemental agreement executed and delivered to the Notes Agent in form satisfactory to the Notes Agent, the due and punctual payment of the principal of and any premium and interest on the Notes according to their terms, and the due and punctual performance of all covenants and conditions hereof on the part of the Issuer to be performed or observed; and

     (b) immediately after giving effect to such transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.
     6. Statutory Share Exchange. The Issuer may consummate a statutory share exchange with another entity which as a result thereof the Issuer shall become a wholly owned subsidiary of such entity and shall cease to be liable for the payment of the principal of and any premium and interest on the Notes, and the performance of all covenants and conditions hereof to be performed or observed on the part of the Issuer if:
     (a) the entity that becomes the sole shareholder of the Issuer by virtue of such statutory share exchange shall be a corporation, association or general partnership or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly shall assume, by a supplemental agreement executed and delivered to the Notes Agent in form satisfactory to the Notes Agent, the due and punctual payment of the principal of and any premium and interest on the Notes according to their terms, and the due and punctual performance of all covenants and conditions hereof on the part of the Issuer to be performed or observed (in which event such entity shall thereafter be deemed the “Issuer” hereof for all purposes hereunder); and
     (b) immediately after giving effect to such transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.
     7. Events of Default; Acceleration; Compliance Certificate. If any of the following events shall occur and be continuing (each an “Event of Default”):
     (a) the Issuer shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any liquidation, insolvency or similar proceeding with respect to the Issuer or all or substantially all of its property; or
     (b) a court or other governmental agency or body having jurisdiction on the premises shall enter a decree or order for the appointment of a receiver, liquidator, trustee or other similar official in any liquidation, insolvency or similar proceeding with respect to the Issuer or all or substantially all of the property of the Issuer, or for the winding up of the affairs or business of the Issuer and such decree or order shall have remained in force for 60 days; then, and in each such case, unless the principal of this Note already shall have become due and payable, the holder of this Note, by notice in writing to the Issuer and to the Notes Agent, may declare the principal amount of this Note to be due and payable immediately and, upon any such declaration the same shall become and shall be immediately due and payable. The Issuer waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices.
     The notes Agent, promptly after the receipt of written notice from the Issuer or any other source of the occurrence of an Event of Default with respect to this Note, shall mail to all Noteholders, at their addresses shown on the Security Register, such written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice. The Notes Agency Agreement provides that, prior to any acceleration of this Note, the Noteholders holding 66 2/3% in aggregate principal amount of the outstanding Notes may waive any past Event of Default. In addition, the Notes Agency Agreement provides that the Noteholders holding 66 2/3% in aggregate principal amount of the outstanding Notes may rescind a declaration of acceleration of this Note before any judgment has been obtained if (i) the Issuer pays the Notes Agent certain amounts due the Notes Agent plus all matured installments of principal of and interest on this Note (other than installments due by reason of acceleration) and interest on the overdue installments and (ii) all other Events of Default with respect to this Note have been cured or waived.
THIS NOTE MAY NOT BE REPAID PRIOR TO THE MATURITY DATE, WHETHER PURSUANT TO AN ACCELERATION UPON AN EVENT OF DEFAULT OR OTHERWISE, WITHOUT THE PRIOR WRITTEN APPROVAL OF THE FDIC AND THE COMMISSIONER.
     8. Failure to Make Payment. In the event of failure by the Issuer to make any payment of principal of or interest on this Note (and, in the case of payment of interest, such failure to pay shall have continued for 30 days), the Issuer will, upon demand of the holder, pay to the holder the whole amount then due and payable on this Note for principal and interest (without acceleration), with interest on the overdue principal and interest at the rate borne by this Note, to the extent permitted by applicable law. If the Issuer fails to pay such amount upon such demand, the holder may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer.
     9. Payment Procedures. Payment of the principal and interest payable on the date of maturity of any Note will be made by check to the registered holder hereof, as such person’s address appears on the Security Register, or in the event that the principal amount hereof is $500,000 or more and upon the written request of the registered holder hereof by wire transfer in immediately available funds to a bank account in the United States designated in such written request of such holder, in each case upon presentation and surrender of such Note at the office of the Notes Agent in Raleigh, North Carolina, or at such other place or places as the Notes Agent shall designate by notice to the Noteholders, provided that such written request is delivered to the Notes Agent and this Note is presented to the Notes Agent in time for the Notes Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the date of maturity) will be made by check. Interest payable on any Interest Payment Date shall be payable to the holder in whose name this Note is registered at the close of business the 15th of the month (whether or not a Business Day) in which the relevant Interest Payment Date falls (such date being referred to herein as the “Regular Record Date”), except that interest not so punctually paid or duly made available to the Notes Agent for payment, if any, will be paid to the holder in whose name this Note is registered at the close of business on a Special Record Date fixed by the Issuer (a “Special Record Date”) notice of which shall be given to the holder not less than ten calendar days prior to such Special Record Date. (The Regular Record Date and Special Record Date are referred to herein collectively as the “Record Dates”). To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Note, on any amount of principal of or interest on this Note not paid when due. All payments on this Note shall be applied first to accrued interest and then the balance, if any, to principal.

     10. Form of Payment, Maintenance of Payment Office. Payments of principal of and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Until the date on which all of the Notes shall have been surrendered or delivered to the Notes Agent for cancellation or destruction, or become due and payable and a sum sufficient to pay the principal of and interest on all of the Notes shall have been made available for payment and either paid or returned to the Issuer as provided herein and in the Notes Agency Agreement, the Notes Agent shall at all times maintain an office or agency in the City of Raleigh, North Carolina where Notes may be presented or surrendered for payment.
     11. Transfer at FDIC Direction. Notwithstanding any other provision of this Note, it is expressly understood and agreed that the FDIC, acting as receiver or conservator of the Issuer or in its corporate capacity, shall have the right, in the performance of its legal duties and as part of any transaction or plan of reorganization or liquidation designed to protect or further the continued existence of the Issuer or the rights of any parties or agencies with an interest in, or claim against, the Issuer or its assets, to transfer or direct the transfer of the obligations of this Note to any FDIC insured depository institution or the holding company thereof which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, interest, and premium, if any, on this Note and the due and punctual performance of all covenants and conditions hereof; and that the completion of such transfer and assumption shall serve to supersede and void an Event of Default, acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption pursuant to the provisions of this Note, and shall serve to return the holder to the same position, other than for substitution of the obligor, it would have occupied had no Event of Default, acceleration or subordination occurred, except that any interest and principal previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the holder, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with interest from its original due date at the rate provided for in Section 1 hereof.
     12. Registration of Transfer, Security Register. Except as otherwise provided on the first page hereof, this Note is transferable in whole or in part, and may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, by the holder in person, or by his attorney duly authorized in writing, at the office of the Notes Agent in the City of Raleigh, North Carolina. The Notes Agent shall maintain a register providing for the registration of the Notes and any exchange or transfer thereof (the “Security Register”). Upon surrender or presentation of this Note for exchange or registration of transfer, the Issuer shall execute and the Notes Agent shall authenticate and deliver in exchange therefor a Note or Notes of like aggregate principal amount, each in a denomination of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 (and, in the absence of an opinion of counsel satisfactory to the Notes Agent to .the contrary, bearing the restrictive legend(s) called for by Exhibit A of the Notes Agency Agreement) and that is or are registered in such name or names requested by the holder Any Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Notes Agent) be duly endorsed, or accompanied by a written instrument of transfer with such evidence of due authorization and guarantee of signature as may reasonably be required by the Notes Agent in form satisfactory to the Notes Agent, duly executed by the holder or his attorney duly authorized in writing, with such tax identification number or other information for each person in whose name a Note is to be issued, and accompanied by evidence of compliance with any restrictive legend(s) appearing on such Note or Notes as the Notes Agent may reasonably request to comply with applicable law. No exchange or registration of transfer of this Note shall be made on or after the fifteenth day immediately preceding the Maturity Date.
     13. Charges and Transfer Taxes. No service charge (other than any cost of delivery) shall be imposed for any exchange or registration of transfer of this Note, but the Issuer or the Notes Agent may require the payment of a sum sufficient to cover any stamp or other tax or governmental charge that may be imposed in connection therewith (or presentation of evidence that such tax or charge has been paid).
     14. Ownership. Prior to due presentment of this Note for registration of transfer, the Issuer and the Notes Agent may treat the holder in whose name this Note is registered in the Security Register as the absolute owner of this Note for receiving payments of principal of and interest on this Note and for all other purposes whatsoever, whether or not this Note be overdue, and the Issuer and the Notes Agent shall not be affected by any notice to the contrary.
     15. Priority. The Notes rank pari passu among themselves and pari passu, in the event of any insolvency proceeding, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceeding or any liquidation or winding up of the Issuer, with all other present or future unsecured subordinated debt obligations of the Issuer, except any unsecured subordinated debt that may be expressly stated to be senior to or subordinate to the Notes.
     16. Notices. All notices to the Issuer under this Note shall be in writing and addressed to the Issuer at 1043 E. Morehead Street, Suite 201, Charlotte, North Carolina 28204, Attention: Chief Executive Officer, or to such other address as the Issuer may notify to the holder. All notices to the Notes Agent shall be in writing and addressed to the Notes Agent at the office of the Notes Agent at 4300 Six Forks Road, Raleigh, North Carolina 27609, Attention: Shareholder Services. All notices to the Noteholders shall be in writing and sent by first-class mail to each Noteholder at his or its address as set forth in the Security Register.
     17. Notes Agent. In acting under the Notes Agency Agreement, the Notes Agent is acting solely as the agent of the Issuer and does not assume any obligation or relationship of agency or trust with the holder of this Note except that money deposited with the Notes Agent will be held in trust for the benefit of the Noteholders until disbursed to the Noteholders, except as provided by the Notes Agency Agreement. Under the terms of the Notes Agency Agreement, the Issuer may remove any Notes Agent and appoint a new Notes Agent in respect of the Notes, or may remove any Notes Agent and undertake to perform at the Issuer any or all of the functions of the Notes Agent under the Notes Agency Agreement. The Issuer shall notify, or cause the Notes Agent to notify, the holder of this Note of the appointment of any successor Notes Agent or the undertaking of the Issuer to perform the functions of the Notes Agent.
     18. Denominations. The Notes are issuable only as fully registered Notes without interest coupons in denominations of $1,000 or any amount in excess thereof which is a whole multiple of $1,000.

     19. Modification. The Notes Agency Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the holders under the Notes Agency Agreement at any time by the Issuer with the consent of the Noteholders holding 66 2/3% in aggregate principal amount of the Notes at the time outstanding. The Notes Agency Agreement also contains provisions permitting Noteholders holding 66 2/3% in aggregate principal amount of the Notes at the time outstanding, on behalf of all Noteholders, to waive compliance by the Issuer with certain provisions of the Notes Agency Agreement and past Events of Default under the Notes Agency Agreement and their consequences. The Notes Agency Agreement also provides that the Notes Agent and the Issuer shall not enter into any agreement to change the Maturity Date or the terms of subordination of any Note unless the FDIC and the Commissioner has consented to such agreement.
     20. Absolute and Unconditional Obligation of the Issuer. No reference herein to the Notes Agency Agreement and no provisions of this Note or of the Notes Agency Agreement shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.
     21. Waiver and Consent. (a) Any consent or waiver given by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
     (b) No delay or omission of the holder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.
     (c) Any insured depository institution which shall be a holder of this Note or which otherwise shall have any beneficial ownership interest in any Note shall, by its acceptance of such Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.
     21. Further Issues. The Issuer may, without the consent of the holders of the Notes, create and issue additional notes having the same terms and conditions of the Notes pursuant to an agreement supplemental to the Notes Agency Agreement so that such further notes shall be consolidated and form a single series with the Notes. Any such issuance may be made pursuant to another offering document and will either be registered or issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, or similar laws or regulations issued by the applicable banking agency.
     22. Governing Law. This Note shall be governed by and construed in accordance with applicable federal law and the laws of the State of New York.

     IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and attested.

PARK STERLING BANK
By:	/s/ Bryan F. Kennedy, III
Bryan F. Kennedy, III
President

ATTEST:

/s/ Stephen A. Arnall Stephen A. Arnall
Secretary
This evidences Notes
referred to in the within
mentioned Notes
Agency Agreement:
FIRST-CITIZENS BANK & TRUST COMPANY,
Not in its individual capacity but solely
as Notes Agent

By:

Dated:                                         ,

ASSIGNMENT FORM
     If you want to assign this Note, fill in the form below and have your signature guaranteed:
     I or we assign and transfer this Note to:

(Print or type name, address and zip code and social security or tax ID number of assignee)
and irrevocably appoint FIRST-CITIZENS BANK & TRUST COMPANY as agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for it.

Date:	Signed:
(Sign exactly as your name appears
on the face of the Note)
Signature Guarantee:
Note: Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Notes Agent, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Notes Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.